Exhibit 10.17

Confidential

ODM Service Agreement

This Agreement (“Agreement”) is made effective as of the 20th day of June, 2023 between Emplus Technologies, Inc. (“EMPLUS”), a Taiwan ROC corporation, with its principal place of business at 10F, Building B, No.209, Sec. 1, Nangang Rd., Nangang Dist., Taipei City 11568, and PicoCELA Inc., a Japanese corporation, with its principal place of business at SANOS Nihonbashi 4F, 2-34-5 Nihonbashi Ningyo-cho, Chuo-ku, Tokyo 103-0013 Japan (“Company”), together or individually hereinafter referred to as “Parties” or “Party” as appropriate.

In CONSIDERATION of such exchange and co-operation IT IS HEREBY AGREED as follows:

1.	Product

Company intends to purchase networking related devices manufactured by EMPLUS under this Agreement (“Products”) to sell to the Company’s customers within and outside of Japan and EMPLUS is prepared to sell its Products to Company under the terms and conditions of this Agreement.

2.	EMPLUS Obligations

Under this Agreement EMPLUS will undertake the following work.

2.1	EMPLUS will develop, manufacture, and provide the Products, in accordance with written specifications and requirements (including the way in which Company’s trademarks and labeling are used on the Products) mutually agreed upon by the Parties and signed by an authorized representative of each of the Parties (“Product Specifications”).

2.2	EMPLUS will carry out the non- recurring engineering (“NRE”) relating to the one-time research, development, design and testing a new product, for mutually agreed customization, at Company’s expense.

2.3	EMPLUS will prepare tooling necessary at Company’s expense, for manufacturing the Products (“Tooling”).

2.4	EMPLUS will cooperate with Company, at Company’s expense, in filing, obtaining, and maintaining any and all regulatory approvals or certification relating to the Products (“Regulatory Approval”) as Company may reasonably request.

2.5	EMPLUS will carry out each item of the work above 2.1 through 2.4 as well as any other items specified in accordance with the Statement of Work (“SOW”).

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3.	Purchase Orders and Deliveries

3.1	Purchase Order: Company shall issue purchase orders for the Products (“PO”) at least six (6) months in advance of the anticipated shipment date. EMPLUS will respond to Company’s order within five (5) working days after receipt thereof (whether by mail, fax, or email). No PO shall be binding upon EMPLUS until accepted by EMPLUS in writing, and EMPLUS shall have no liability to Company with respect to PO that is not accepted.

3.2	In the event there is a conflict between the terms and conditions of this Agreement and a PO, the Agreement shall take precedence unless otherwise agreed between the Parties in writing.

3.3	Delivery: The Parties shall agree on the date of delivery for a PO (“Delivery Date”). Company may request specific delivery dates in its POs, but such dates are not binding on EMPLUS unless the requested date is specifically accepted in writing by EMPLUS. EMPLUS’s acceptance of a PO does not constitute acceptance of any requested delivery date in the PO. Notwithstanding anything to the contrary, the delay of main chips and components caused by unexpected events which are unable to be reasonably controlled by EMPLUS, EMPLUS will inform Company of such events in a reasonable time.

3.4	Shipping Terms: Unless otherwise mutually agreed in writing by the Parties, All Products shall be shipped by sea freight, on an EXW basis (Taoyuan) or by airfreight, on an EXW basis (Taoyuan), as defined under Incoterms 2020.

4.	Prices

4.1	EMPLUS may propose to Company price increases as a result of documented component price increases and/or manufacturing cost increases that are not attributable to or controlled by EMPLUS.

4.2	Unless otherwise mutually agreed in writing by the Parties, Company will own all right, title, and interest in Company’s equipment, designs, materials, software, and other property owned by Company, tooling paid by Company and all intellectual property rights and foreground intellectual property developed by Company embodied therein.

4.3	Unless otherwise mutually agreed in writing by the Parties, EMPLUS will own all right, title, and interest in EMPLUS’s equipment, designs, materials, hardware, IDs, BOM lists, integrated circuit diagrams and other property owned by EMPLUS (the “EMPLUS Property”), and all intellectual property rights and foreground intellectual property developed by EMPLUS embodied therein. Company may request information on the EMPLUS Property, and EMPLUS will negotiate with Company in good faith. Such information shall be treated by Company as confidential information defined in the NDA set forth in Article 10.2 of this Agreement.

5.	Payment

5.1	Payment shall be made by Company to EMPLUS in accordance with the payment terms set forth in Article 3. of the SOW.

5.2	In the event Company is late with a payment, EMPLUS shall provide written notice to Company of such late payment. If payment is not received by EMPLUS within thirty (30) days of EMPLUS’s notice, EMPLUS may charge interest on the overdue amount at an annual interest rate of 3% compounded on monthly.

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5.3	Except for an unforeseeable event or situation such as material shortages due to market circumstances, materials or parts defects supplied by vendors other than EMPLUS, or POs issued by Company without giving sufficient lead time, if EMPLUS fails to execute Mass Production of the Products for reasons solely attributable to EMPLUS by the Time of Execution date specified in the Project Plan table in the SOW, EMPLUS shall propose a resolution within 30 days. Both parties shall collaborate to develop a mutually acceptable recovery plan within 14 days thereafter, with neither party unreasonably withholding consent. In the event the delay remains uncured, the Parties will, without prejudice to any other rights and remedies, promptly consult with each other to determine the appropriate damages arising from the delay to be paid by EMPLUS to Company as well as the payment method.

6.	Warranty

6.1	EMPLUS hereby warrants that Products are free from all non-conformity with Product Specifications in materials and workmanship for the period of twelve (12) months after the date of shipment, with an additional allowance for a two (2) week shipment period (“Warranty Period”). Warranty claims must be made by Company to EMPLUS within the Warranty Period. Regardless of the Warranty Period, for Products that are within the Specification but have a material defect, the Parties will, without prejudice to any other rights and remedies, promptly consult with each other to determine how to handle such defects.

6.2	Notwithstanding Article 6.1, EMPLUS assumes no liability for warranty claims if the claims result from:

(1)	Products being modified by Company or third party after delivered by EMPLUS;

(2)	Company or third party’s misuse, negligence, improper installation, or unauthorized attempt to repair the Products;

(3)	Failure or malfunction caused by new firmware provided by Company or third party that is not approved by EMPLUS of which approval by EMPLUS shall not be unreasonably withheld; or

(4)	Failure of third party to abide by all manuals, instructions, laws, rules, regulations, and orders relevant to the Products.

6.3	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EMPLUS MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY PRODUCTS, OR REGARDING THEIR MERCHANTABILITY OR NON-INFRINGING OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, DEALING, OR TRADE WITH RESPECT TO THE PRODUCTS.

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6.4	Any provision herein to the contrary notwithstanding, in no event shall EMPLUS be liable for indirect, incidental or consequential damages and the aggregate liability of EMPLUS arising in connection with any of the Products (whether such liability arises from a claim based on contract, warranty, tort, intellectual property or otherwise) exceed thirty percent (30%) of the actual amount paid by Company to EMPLUS for Products at issue under this agreement during the six (6) months preceding the occurrence of the alleged damage giving rise to the claim.

7.	Inspection of Incoming Shipments

7.1	Company or a third party designated by Company will inspect the Products received from EMPLUS within ten (10) working days after receipt for quantity and for defects (“Acceptance Inspection”). Defects shall be inspected using standard criteria mutually agreed by the Parties. Company may, at its sole discretion, either inspect or have a third party inspect Products or perform a sample inspection.

7.2	Company shall be deemed to have accepted delivery of Products when Company fails to notify EMPLUS in writing of acceptance or rejection of the Product within the period of the Acceptance Inspection.

8.	Termination

8.1	This Agreement shall enter into force at the Effective Date and shall remain in effect for a period of three (3) years. This Agreement may be renewed by a written consent agreed by the Parties at least one hundred eighty (180) days before the termination, and either of the Parties hereto may terminate the Agreement by giving the other Party one hundred eighty (180) days prior written notice.

8.2	In the event of material contractual obligations being violated by one of the Parties, the other non-breaching Party may demand by written notice that such breach be remedied within thirty (30) days. If this demand does not result in the breach being corrected, the non-breaching Party, via written notice, may terminate the Agreement immediately.

9.	Intellectual Property and Indemnification

9.1	Company warrants and represents to EMPLUS that Company has the unencumbered legal right to grant the worldwide, non-exclusive, royalty free licenses for trademark, trade names and/or marks provided for EMPLUS’ use or sublicensing for the purpose under this Agreement.

9.2	Company shall indemnify, defend, and hold EMPLUS and its directors, officers, directors, officers, employees, and agents harmless from and against any and all claims, demands, or causes of actions and any losses, expenses, and damages resulting therefrom (including court costs and reasonable attorney fees) based on a claim against EMPLUS:

(1) relating to any claim alleging that Products infringe any third-party patent, copyright, trademark, service mark, or other intellectual property right and such infringement arises out of a component, software, or other asset provided by parties other than EMPLUS (including Company provided firmware) or a component or design element included in the Specification at Company’s request;

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(2) arising as a result of EMPLUS’s compliance in conformance with a customized design, modification or specification for Company that contains designs, including such design or specification is required to implement an industry standard; or

(3) arising as a result of a breach by Company of any term of this Agreement.

In such cases, EMPLUS agrees to provide reasonable assistance and information, if requested by Company. EMPLUS will give written notice of the claim for which indemnification is sought, EMPLUS will allow Company to control the defense and/or settlement of such claim. Company may not enter into any settlement that imposes any obligation on EMPLUS without EMPLUS’s prior written consent, which shall not be unreasonably withheld.

10.	General Provisions

10.1	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Taiwan (R.O.C.) without reference to principles of conflict of laws. Any dispute arising out of and/or in connection with Agreement, the Parties agree that the Taipei District Court shall have exclusive jurisdiction of the first instance.

10.2	Confidentiality: The Parties shall comply with the provisions of the executed Non-Disclosure Agreement dated April 26th, 2023 (the “NDA”). To the extent that the term stated in the NDA terminates prior to the termination of this Agreement, the Parties agree that the term of the NDA shall be automatically extended to the term of this Agreement stipulated in Article 8.1.

10.3	Force Majeure: Circumstances leading to a cessation or limitation of the business activities of one of the Parties and beyond their control, including, without limitation, war, natural catastrophes, government measures, transport, or power failures, entitle the Party affected to postpone the fulfilment of accepted obligations for a reasonable period beyond the agreed deadline provided that the affected Party provide a written notice in a reasonable time.

10.4	Severability: If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect, and such holding shall not have the effect of invalidating or voiding the remainder of this Agreement. The Parties hereby agree that the portion so held invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

10.5	Miscellaneous: This Agreement represents the entire agreement of the Parties and shall supersede any and all previous contracts, arrangements, or understandings, express or implied, between the Parties with respect to the subject matter hereof. Amendment of this Agreement shall not be binding unless signed by an authorized representative of each of the Parties hereto. No waiver by either Party at any time of any breach by the other Party of, or failure to comply with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which is not expressly set forth in this Agreement.

10.6	This Agreement shall not be assigned, in whole or in part, or otherwise transferred without the written consent of the Parties hereto.

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IN WITNESS WHEREOF, each of the undersigned Parties has caused this Agreement to be signed by its duly authorized representative as of the date written below.

Emplus Technologies, Inc.	PicoCELA Inc.
SANOS Nihonbashi 4F
2-34-5 Nihonbashi Ningyo-cho,
Chuo-ku, Tokyo
103-0013 Japan

/s/ Allan Chien		/s/ Hiroshi Furukawa (by affixing with his Corporate Seal of Representative Director)

Name:	Allan Chien	Name:	Hiroshi Furukawa
Position:	General Manager	Position:	CEO & Representative Director

Mar 8th, 2024		February 1st, 2024

(Date)		(Date)

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